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                                  ACE*COMM CORPORATION
                                      EXHIBIT 11.1
                           COMPUTATION OF EARNINGS PER SHARE
                         (In thousands, except per share data)


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
                                                          THREE MONTHS ENDED      NINE MONTHS ENDED
                                                              MARCH 31,              MARCH 31,
                                                         --------------------    -------------------
                                                           1997        1996       1997       1996
                                                         ---------  ---------    ---------  ---------
Weighted average shares outstanding:
  Common stock........................................       8,068      5,486        7,416      5,397
  Common stock equivalents............................         944        360          837        357
                                                         ---------  ---------    ---------  ---------
Weighted average common shares and equivalents........       9,012      5,846        8,253      5,754
Net income.............................................  $     767  $     585    $   1,931  $     779
                                                         ---------  ---------    ---------  ---------
                                                         ---------  ---------    ---------  ---------
Net income per share                                     $     .09  $     .10    $     .23  $     .14
                                                         ---------  ---------    ---------  ---------
                                                         ---------  ---------    ---------  ---------
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